Pricing Supplement No. 37  Dated April 10, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Zero Coupon Notes)

Principal Amount: $350,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AG3

Trade Date: April 10, 1997

Settlement Date: April 24, 1997

Maturity Date: April 24, 2027

Price to Public (Issue Price): 8.845%

Net Proceeds to Issuer: $30,082,500

Interest Rate (per annum): 0%

Interest Payment Date(s): Accrued Original Issue Discount will be paid upon maturity or upon redemption of the Notes at the option of the Issuer.

Record Date(s):     (   )  March 1 and September 1 of each year
                     (X)  Other: April 9 of each year.

Day Count Basis:       (X)  30/360
                       (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
          (    )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
( X)  The Notes may not be redeemed prior to April 24, 2007.
Thereafter, they may be redeemed at the option of the Issuer upon at least 20 calendar days notice, in whole but not in part, on each April 24 beginning April 24, 2007 at a redemption price equal to the principal amount of the Notes multiplied by the call Percentage relating to such Optional Redemption date as set forth below:

  Optional     Call  Percentage
 Redemption
    Date

April-24-2007        19.852 %
April-24-2008        21.523 %
April-24-2009        23.336 %
April-24-2010        25.300 %
April-24-2011        27.431 %
April-24-2012        29.741 %
April-24-2013        32.245 %
April-24-2014        34.960 %
April-24-2015        37.903 %
April-24-2016        41.095 %
April-24-2017        44.555 %
April-24-2018        48.307 %
April-24-2019        52.374 %
April-24-2020        56.784 %
April-24-2021        61.566 %
April-24-2022        66.750 %
April-24-2023        72.370 %
April-24-2024        78.464 %
April-24-2025        85.070 %
April-24-2026        92.233 %


Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative Obligations of the Company. At March 31, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $7.5 billion and the amount of Derivative Obligations was immaterial.

Original Issue Discount:  $319,042,500

Yield to Maturity:  8.420% annual
Interest Accrual Date:  April 24, 1997
Initial Accrual Period OID: $1,788,432

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company, will sell the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of 8.595% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $250,000,000 aggregate principal amount of the Notes to PaineWebber Incorporated at a price of 8.595% of the principal amount of the Notes.

     The Company has agreed to indemnify the JPMSI and PaineWebber Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.